Exhibit D

DEED OF GUARANTEE AND INDEMNITY

From:	Ma Xiaofeng (马肖风)
1/F East Gate, Building No.2, Jian Wai Soho, No.39 Dong San Huan Zhong Road,
Chao Yang District, Beijing 100022, China.

To:	Haitong International Financial Solutions Limited
22/F, Li Po Chun Chambers
189 Des Voeux Road Central
Hong Kong

Date:	9 November 2015

Dear Sirs

Deed of Guarantee and Indemnity in favour of Haitong International Financial Solutions Limited

In consideration of Haitong International Financial Solutions Limited (“Haitong”) agreeing to enter into the Swap Agreement (including a Confirmation to the Swap Agreement) dated 6 November, 2015 and the Security Agreement dated 9 November, 2015, each with Joingear Limited (the “Counterparty”) (collectively, the “Transaction Documents”) and the transactions contemplated therein, I, Ma Xiaofeng (马肖风), holder of the passport of People’s Republic of China (number G46376524), of 1/F East Gate, Building No.2, Jian Wai Soho, No.39 Dong San Huan Zhong Road, Chao Yang District, Beijing 100022, China. (the “Guarantor”), refer to all monies (in whatever currency denominated), indebtedness, liabilities and obligations of every kind and description whatsoever due owing deliverable or incurred from time to time, whether present or future, liquidated or unliquidated, actual or contingent, sole or joint, several or otherwise by the Counterparty to Haitong at any of its offices anywhere under the Transaction Documents (the “Counterparty’s Obligations”). For the avoidance of doubt, this Deed is the Deed of Guarantee comprising the Credit Support Documents in relation to Party B as referred to in paragraph 2 of the Swap Agreement.

1.                                      The Guarantor as primary obligor unconditionally and irrevocably:

(1)                                 guarantees to Haitong by way of continuing guarantee the due and punctual payment of all amounts payable and the due and punctual delivery of all property deliverable, by the Counterparty pursuant to the Counterparty’s Obligations;

(2)                                 (as a separate and independent obligation) undertakes that, if and to the extent that the Counterparty fails to make any payments and/or deliveries, as and when the same become due pursuant to any of the Counterparty’s Obligations, the Guarantor will on demand pay to Haitong all amounts or, as the case may be, make deliveries to Haitong of the relevant property; and

(3)                                 (as a further separate and independent obligation) undertakes to indemnify Haitong in full on demand against all principal, interest, commissions, fees, charges, losses, damages, costs, expenses, compensations, taxes, duties and any and all other amounts suffered or incurred by Haitong arising from or in connection with (i) any of the Counterparty’s Obligations being or becoming void, voidable, unenforceable, illegal or invalid; (ii) the failure of the Counterparty fully and promptly to perform any of the Counterparty’s Obligations; or (iii) the enforcement of this Deed.

2.                                      This Guarantee shall not be affected nor shall the Guarantor or the Counterparty be released or exonerated by any of the matters following whether with or without the Guarantor consent or notice to the Guarantor:

(1)                                any time, waiver or other indulgence granted to or composition with the Counterparty or any other person (including the Guarantor);

(2)                                the taking, variation, renewal or release of, or neglect to perfect or enforce, any rights, remedies or security against the Counterparty or any other person;

(3)                                 the insolvency, liquidation or analogous proceedings against the Guarantor or the dissolution of the Counterparty;

(4)                                 the granting of any other credit or facility to the Counterparty and/or variation of any existing credit or facility granted to the Counterparty; or

(5)                                 the continuing and/or opening and operation of any other account(s) by the Counterparty at Haitong,

but shall in all respect and for all purposes be binding and operative until all the Counterparty’s Obligations have been settled in full.

3.                                      As a separate and independent stipulation, the Guarantor agrees that if any amount or property is not or ceases to be payable or, as the case may be, deliverable, by the Counterparty pursuant to any of the Counterparty’s Obligations due to any illegality, invalidity or unenforceability (whether known to Haitong or not), such sum or property shall be recoverable from the Guarantor under this Deed as primary obligor.

4.                                      Any certificate, demand or statement of Haitong as to any amount being then payable or property being then deliverable by the Counterparty pursuant to any of the Counterparty’s Obligations shall be conclusive evidence that such payment or delivery is then due.

5.                                      All payments by the Guarantor under this Deed shall be made clear of all withholdings for or on account of any taxes, counterclaims or set-offs, howsoever arising.  If any withholdings must be made by law then the Guarantor will pay such additional amounts as may be necessary to ensure that Haitong receives and retains the full amount provided for in this Deed.

6.                                      If any payment or delivery made by the Counterparty is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable under this Deed in respect of such payment or delivery as if the same had not been made.

7.                                      No delay or omission on Haitong’s part in exercising any right, power, privilege or remedy in respect of this Guarantee shall impair such right, power, privilege or remedy or be construed as a waiver of it, nor shall any single or partial exercise of any such right, power, privilege or remedy preclude any further exercise of it or the exercise of any other right, power, privilege or remedy. The other rights, powers, privileges or remedies provided in this Guarantee are cumulative and not exclusive of any rights, powers, privileges or remedies provided by law.

8.                                      Until all amounts or, as the case may be property, which may be or become payable or, as the case may be, deliverable, pursuant to any of the Counterparty’s Obligations, have been irrevocably paid in full, or as the case may be delivered unconditionally, the Guarantor shall not by virtue of this Deed be subrogated to any rights of Haitong or claim in competition with Haitong against the Counterparty or any other person:

(a)                                  to be indemnified by the Counterparty;

(b)                                  to claim any contribution from the Counterparty’s Obligations;

(c)                                   to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of Haitong;

(d)                                  to bring legal or other proceedings for an order requiring the Counterparty to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity;

(e)                                   to exercise any right of set-off against the Counterparty; and/or

(f)                                    to claim or prove as a creditor of the Counterparty in competition with Haitong.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to Haitong by the Counterparty to be repaid in full on trust for Haitong and shall promptly pay or transfer the same to Haitong.

9.                                      Haitong shall, so long as any moneys or deliveries remain owing by the Counterparty to Haitong or any of its affiliates, have a lien on (i) all stocks, shares, securities and property held by the Guarantor now or hereafter held by Haitong or any of its affiliates for safe custody or otherwise; and (ii) all moneys now or hereafter standing to the Guarantor’s credit with Haitong on any accounts with Haitong or any of its affiliates.  The Guarantor will make no claim to such stocks, shares, securities, property or moneys or any part thereof or any interest therein unless and until he has discharged all his obligations under this Guarantee.

10.                               This Deed is and shall remain a continuing security for the Counterparty’s Obligations to Haitong at any time and shall not be discharged, satisfied or otherwise affected by any repayment, delivery or recovery from time to time of the whole or any part of any amount or property which may then be due and owing from the Counterparty to Haitong.

11.                               The Guarantor represents to Haitong (which representations will be deemed to be repeated by the Guarantor on each date on which any of the Counterparty’s Obligations are incurred or arise) that:

(1)                                 the Guarantor is solvent and able to pay his debts when due is not in default in respect of any material financial commitment or obligation including but not limited to any guarantee, indemnity, bond or like obligation or in breach of any agreement or arrangement or statutory or other legal requirements to an extent or in a manner which might have a material adverse effect on the assets or financial condition of the Guarantor;

(2)                                 so far as the Guarantor is aware, no petition or application for the Guarantor’s bankruptcy or any analogous proceeding has been filed in respect of the Guarantor with any court or other relevant authorities, under any applicable laws or otherwise, and the Guarantor does not expect that any such application or petition will be filed within the reasonably foreseeable future;

(3)                                 there is no, action, suit or proceeding pending or threatened against the Guarantor before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could affect, in a materially adverse manner, the ability of the Guarantor to perform any of his obligations under, or which in any manner questions the validity of, this Guarantee;

(4)                                 the execution, delivery and performance of this Guarantee by the Guarantor does not and will not contravene or constitute a default under or breach of any statute, regulation, rule, order, judgment or decree of any court or governmental authority or any provision of any contractual restriction binding on the Guarantor or any of his assets or infringe any right whatsoever of any third party;

(5)                                 this Guarantee constitutes the legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, subject to the effect of any bankruptcy, insolvency or similar law affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(6)                                 any consent, authorisation, approval, licence, exemption (governmental and otherwise) and any filing or registration as a condition to the validity and enforceability of this Guarantee has been obtained or satisfied;

(7)                                 the Guarantor has such knowledge, experience and expertise in financial and business matters and in the nature of this Guarantee and transactions between Haitong and the Counterparty contemplated under the Transaction Documents, and is capable of understanding and evaluating the merits and risks associated with this Guarantee and transactions covered by it;

(8)                                 the Guarantor is solely responsible for deciding to issue this Guarantee, and has not relied on Haitong or any of its affiliates in respect of this Guarantee;

(9)                                 the Guarantor does not hold relevant information in respect of the Counterparty or its shares which may be considered as dealing in insider information;

(10)                          the Guarantor has taken independent legal advice in respect of the transactions contemplated by this Deed, has knowledge of the commercial and legal implications of entering into the transactions contemplated by this Deed and is entering into the transactions without being unduly influenced by any other party to this Deed; and

(11)                          in performing his obligations under this Guarantee, he is not influenced by a desire to give a preference to any person, and the transactions contemplated hereunder will not adversely affect any rights and interests of any third party creditors of the Counterparty.

12.                               The Guarantor hereby declares that no security has been received by him from the Counterparty for the giving of this Guarantee and the Guarantor hereby agrees that he will not, as long as this Guarantee remains in force, take any security in respect of his liabilities or obligations hereunder.

13.                               The Guarantor shall not either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant a lease or otherwise dispose of all or any substantial part of his assets, except for disposals of assets in exchange for other assets comparable or superior as to type, value and quality.

14.                               This Deed is in addition to and is not in any way subject to or prejudiced by any other security now or subsequently held by Haitong in respect of any of the Counterparty’s Obligations.

15.                               If at any time any one or more of the provisions of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity and enforceability of the remaining provisions of this Deed nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall be in any way affected or impaired as a result.

16.                               Any demand or notice under this Deed shall be in writing signed by an officer or agent of Haitong or the Guarantor and (without prejudice to any other effective means of serving it) may be served personally or by post and either by delivering it to:

in the case of service upon the Guarantor, by despatching it addressed to the Guarantor at the Guarantor’s address below or otherwise at his address last known to Haitong:

Ma Xiaofeng (马肖风)

1/F East Gate, Building No.2,

Jian Wai Soho,

No.39 Dong San Huan Zhong Road,

Chao Yang District, Beijing 100022, China.

in the case of service upon Haitong, the following:

Haitong International Financial Solutions Limited

22/F, Li Po Chum Chambers

189 Des Voeux Road Central

Hong Kong

Attn: Equity Derivatives Department

Any such demand or notice delivered personally shall be deemed to have been received immediately upon delivery; sent by post shall be deemed to have been received at the opening of business in the intended place of receipt on the third business day following the day on which it was posted, even if returned undelivered.

17.                               This Deed shall remain in full force and effect until the all liabilities and obligations of the Counterparty and all liabilities and obligations under this Guarantee have been discharged in full.

18.                               Haitong may assign all or a part only of its rights under this Guarantee to any person without the Guarantor’s prior consent or approval.  The Guarantor may not assign any of his rights under this Guarantee to any person without Haitong’s prior written consent or approval.

19.                               In this Deed references to a party include the party’s successors, assigns, any entity into which the party may be absorbed or with which the party may amalgamate or consolidate or any new entity constituted by a merger with or by reconstruction of the party.

20.                               This Deed shall be governed and construed in accordance with the laws of Hong Kong.  With respect to any suit, action or proceedings relating to any dispute arising out of or in connection with this Deed (“Proceedings”), the Guarantor submits to the exclusive jurisdiction of the Hong Kong courts. The Guarantor hereby agrees that if Haitong reasonably considers it necessary to appoint an agent for the service of legal proceedings, the Guarantor shall, upon receiving written request from Haitong, forthwith appoint such agent with an office in Hong Kong and provide Haitong with the details of such agent in writing.  If the Guarantor fails to appoint such agent within three (3) business days of Haitong’s written request, then the Guarantor hereby authorises Haitong to appoint such agent on behalf, in the name and at the expense of the Guarantor.  Haitong shall then notify the Guarantor in writing forthwith of the appointment of any such agent and provide the Guarantor with the details of such agent in writing.  The Guarantor waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

IN WITNESS of which this Guarantee and Indemnity has been duly executed and unconditionally delivered as a Deed on the date first above written.

SIGNED SEALED AND DELIVERED	)
by	)
)
in the presence of:-)		/s/ Kevin Xiaofeng Ma
Signature of Guarantor

Signature of witness	:	/s/ Angela Liu

Name of witness	:	Angela Liu

Address of witness	:	1/F East Gate, Building No.2, Jianwai SOHO,

No.39, Dongsanhuanzhong Road, Chaoyang District, Beijing, PRC